Exhibit 10.5

EMPLOYMENT AGREEMENT

DATED AS OF July 1, 2003

BY AND BETWEEN

TEKNIK DIGITAL ARTS, INC.

AND

COREY COMSTOCK

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of July 1, 2003, by and between Teknik Digital Arts, inc.., a newly formed Nevada corporation (the “Company”), and Corey Comstock, an individual citizen of the State of California and resident of Orange County. (“Executive”).

RECITALS

WHEREAS, The Company wishes to employ Executive and Executive wishes to be employed by the Company on the terms and conditions set forth herein, based on their full and complete understanding of the legal and practical significance of each of the provisions of this Agreement.

DUTIES AND TERM

     1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions herein provided.

     1.2 Position and Responsibilities.

          (a) Executive shall serve as Art/Animation Director of the Company (or in a capacity and with a title of at least substantially equivalent quality) reporting directly to the President of the Company Executive agrees to perform services not inconsistent with his position and involving duties of comparable scope, dignity and importance to those of his position as of the date of this Agreement, as shall from time to time be assigned to him by the President.

          (b) During the period of his employment hereunder, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

     1.3 Term. The term of the Executive’s employment under this Agreement shall commence on July 1, 2003 and end on December 31, 2005 (Initial Employment Period), unless terminated earlier strictly in accordance with Article III of this Agreement. At the end of the Initial Employment Period, the term of the Executive’s employment with the Company shall automatically renew from year-to-year, unless otherwise terminated pursuant to the terms of this Agreement.

ARTICLE II

COMPENSATION

     For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an officer, director or member of any committee of the Company or of any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

     2.1 Base Salary. The Company shall initially pay to Executive an annual base salary of not less than $8,333 per month (the “Base Salary”) during the term hereof; provided, however, that in the event the Company institutes a salary reduction program which affects all Senior Executives by the same percentage, then Executive’s Base Salary may be reduced by such percentage (and the term “Base Salary” as used in this Agreement shall refer to Base Salary as so adjusted). Executive’s Base Salary shall be paid in equal semi-monthly installments. The Base Salary shall be reviewed annually by the board of directors of the Company (the “Board”), or a committee designated by the Board, and the Board or such committee may, in its discretion, increase the Base Salary.

     2.3 Stock. Executive shall receive 100,000 shares of the Company’s common stock as additional consideration of employment.

     2.4 Stock Options Executive shall be entitled to an option to purchase 50,000 shares of the Company’s common stock upon completion of the first six(6) months of employment and 50,000 shares of the Company’s common stock for each full year of employment thereafter, for up to two (2) years or 150,000 shares maximum. The option price shall be $1.00 per share and the option to purchase shall end three years after date of issuance.

     2.5 Annual Bonus. Executive shall be entitled to be considered for an annual bonus as determined by the Board.

     2.6 Additional Benefits. Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit-sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and disability benefits, travel or accident insurance plans), which are from time to time available to the Company’s executive personnel; provided, however, that there shall be no duplication of termination or severance benefits, and to the extent that such benefits are specifically provided to Executive under other provisions of this Agreement, the benefits available under the foregoing plans and programs shall be reduced by any benefit amounts paid under such provisions. Executive shall during the term of his employment hereunder continue to be provided with benefits at a level which shall in no event be less in any material respect than the benefits available to Executive as of the date immediately preceding the date of this Agreement. Notwithstanding the foregoing, the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all Senior Executives entitled to participate therein, and Executive’s benefits shall be reduced or terminated accordingly. Executive’s benefits shall include the following:

          (a) Relocation Expenses. In the event Executive’s principal place of employment is relocated by mutual consent of the parties outside Orange County, California, the Company shall reimburse Executive for all usual relocation expenses incurred by Executive and his household in moving to the new location, including, without limitation, moving expenses and rental payments for temporary living quarters in the area of relocation for a period not to exceed six months.

          (b) Reimbursement of Business Expenses. The Company shall, in accordance with standard Company policies, pay, or reimburse Executive for, all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

          (c) Vacations. Executive shall be entitled to 10 business days, excluding Company holidays, of paid vacation during the term hereof. Executive may not accrue or carry forward unused vacation days.

ARTICLE III

TERMINATION OF EMPLOYMENT

     3.1 Death or Retirement of Executive. This Agreement shall automatically terminate upon death or Retirement (as defined in Section 6.1) of Executive.

     3.2 By Executive. Executive shall be entitled to terminate this Agreement by giving Notice of Termination (as defined in Section 6.1) to the Company:

          (a) for Good Reason (as defined in Section 6.1); and

          (b) at any time without Good Reason.

     3.3 By Company. The Company shall be entitled to terminate this Agreement by giving Notice of Termination to Executive:

          (a) in the event of Executive’s Total Disability (as defined in Section 6.1);

          (b) for Cause (as defined in Section 6.1); and

ARTICLE IV

COMPENSATION UPON TERMINATION OF EMPLOYMENT

     If Executive’s employment hereunder is terminated, in addition to any other rights or benefits specifically provided for herein, the Company shall be obligated to provide compensation and benefits to Executive, as follows:

     4.1 In General. Except as otherwise provided in Section 4.2, if Executive’s employment is terminated for any reason, the Company shall:

          (a) pay Executive (or his estate or beneficiaries) any Base Salary which has accrued but not been paid as of the termination date (the “Accrued Base Salary”);

          (b) pay Executive (or his estate or beneficiaries) for unused vacation days accrued as of the termination date in an amount equal to his Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 360 (the “Accrued Vacation Payment”);

          (c) reimburse Executive (or his estate or beneficiaries) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”); and

          (d) provide to Executive (or his estate or beneficiaries) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or Total Disability under applicable law.

ARTICLE V

RESTRICTIVE COVENANTS

     5.1 Confidentiality.

Concurrently with the execution hereof, Executive and Company shall execute and Employee Invention and Proprietary Information Agreement in the form of Exhibit B attached hereto. Executive hereby agrees to abide by the terms of the Employee Invention and Proprietary Information Agreement during and to the extent provided herein, after the termination of the Agreement.

          (a) Executive covenants and agrees to hold in strictest confidence, and not disclose to any person without the express written consent of the Company, any and all of the Company’s Proprietary Information, except as such disclosure may be required in connection with his employment hereunder. This covenant and agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise, so long as such information and data shall remain proprietary information.

          (b) Upon termination of this Agreement for any reason, Executive shall immediately turn over to the Company any “Proprietary Information,” as defined in subparagraph (c) below. Executive shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after termination of his employment hereunder without the express written consent of the Company.

          (c) For purposes of this Agreement, “Proprietary Information” means and includes the following: the identity of clients or customers or potential clients or customer of the Company or its affiliates; any written, typed or printed lists, or other materials identifying the clients or customers of the Company or its affiliates; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods, or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents, manuals, records, forms, or other material used by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company’s or its affiliates’ business or affairs. The terms “list,” “document” or other equivalents, as used in this subparagraph (c), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the “list” or “document,” whether or not such compilation has been reduced to writing. “Proprietary Information” shall not include any information which: (i) is or becomes publicly available through no act or failure of Executive; (ii) was or is rightfully learned by Executive from a source other than the Company before being received from the Company; or (iii) becomes independently available to Executive as a matter of right from a third party. If only a portion of the Proprietary Information is or becomes publicly available, then only that portion shall not be Proprietary Information hereunder.

ARTICLE VI

MISCELLANEOUS

     6.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) “Accrued Base Salary” — as defined in Section 4.1(a).

          (b) “Accrued Benefits” — as defined in Section 4.1(d).

          (c) “Accrued Reimbursable Expenses” — as defined in Section 4.1(c).

          (d) “Accrued Vacation Payment” — as defined in Section 4.1(b).

          (e) “Base Salary” — as defined in Section 2.1.

          (f) “Cause” shall mean the occurrence of any of the following:

               (i) Executive’s gross and willful misconduct which is injurious to the Company;

               (ii) Executive has engaged in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that may have an adverse impact on the Company’s standing and reputation;

               (iii) the continued and unjustified failure or refusal by Executive to perform the duties required of him by this Agreement which failure or refusal shall not be cured within fifteen (15) days following (A) receipt by Executive of written notice from the Manager specifying the factors or events constituting such failure or refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies;

               (iv) Executive’s use of drugs and/or alcohol in violation of then current Company policy or Executive’s failure to comply with other Company policies in effect from time to time including, without limitation, policies relating to sexual harassment; or

               (v) Executive’s breach of his duties under Section 1.2(b) hereof which shall not be cured within fifteen (15) days after written notice thereof to Executive.

               (g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

               (h) “Continued Benefits” — as defined in Section 4.3(g).

               (i) “Good Reason” shall mean the occurrence of any of the following:

                    (i) Without Executive’s express written consent, a material reduction by the Company in Executive’s function, duties or responsibilities (including reporting responsibilities) relative to Executive’s function, duties or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such function, duties or responsibilities, unless Executive is provided with a comparable function, duties and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “Good Reason”;

                    (ii) Executive’s Base Salary is materially reduced by the Company, unless such reduction is pursuant to a salary reduction program as described in Section 2.1 hereof or there is a material reduction in the benefits that are in effect for the Executive immediately prior to such reduction, unless such reduction is pursuant to a uniform reduction in benefits for all Senior Executives;

                    (iii) The failure by the Company to obtain the assumption by operation of law or otherwise of this Agreement by any entity which is the surviving entity in any merger or other form of corporate reorganization involving the Company or by any entity which acquires all or substantially all of the Company’s assets; or

                    (iv) A failure by the Company to timely pay Executive’s Base Salary.

               (j) “Non-Competition Period” — as defined in Section 5.1(d).

               (k) “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Each Notice of Termination shall be delivered at least 30 days prior to the effective date of termination.

               (l) “Propriety Information” — as defined in Section 5.1(c).

               (m) “Retirement” shall mean normal retirement at age 65 or in accordance with rules generally applicable to the Company’s executive employees in accordance with any other retirement arrangement established with Executive’s consent with respect to Executive.

               (n) “Senior Executives” shall mean the five highest compensated employees of the Company determined in accordance with applicable rules and regulations of the Securities and Exchange Commission.

               (o) “Total Disability” shall mean Executive’s failure substantially to perform his duties hereunder on a full-time basis for a period exceeding 180 consecutive days or for periods aggregating more than 180 days during any twelve-month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether Executive is or was physically or mentally unable to perform his duties under this Agreement, such dispute shall be submitted for a resolution to a licensed physician agreed upon by the Company and Executive, or if an agreement cannot be promptly reached, the Company and Executive will each select a physician, and if these physicians cannot agree, they will pick a third physician whose decision shall be binding on all parties. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive’s physical or mental condition shall be binding and conclusive.

     6.2 Mitigation of Damages; Dispute Resolution.

          (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expense which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee or performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 1274(d) or any successor provision thereto, for an obligation with a term equal to the length of such delay.

          (b) If there shall be any dispute between the Company and Executive (i) in the event of any termination of Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment of Executive, whether Good Reason existed, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit “A” hereto, and until there is a resolution and award declaring that such termination was for Cause or that the termination by Executive for Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to Executive and/or Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide hereunder as though such termination were by the Company without Cause or by Executive with Good Reason provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this subparagraph (b) except upon receipt of an undertaking by or on behalf of Executive to repay, without interest or penalty, all such amounts to which Executive is ultimately adjudged not be entitled as soon as possible after completion of the dispute resolution with respect to the payment of such disputed amount.

     6.3 Successors; Binding Agreement. This Agreement shall be binding upon any successor to the Company and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

     6.4 Modification; No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

     6.5 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

     6.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to it at:

Teknik Digital Arts, inc.
3104 E. Camelback Road #509
Phoenix AZ 85016
ATTN: John Ward

with a copy to:

Gregory R. Hall, Esq.
Squire, Sanders & Dempsey L.L.P.
40 North Central Avenue
Suite 2700
Phoenix, Arizona 85004

If Executive, to him at

Corey Comstock
17 Marigold
Irvine CA 92614

     6.7 Assignment. This Agreement and any rights hereunder shall not be assignable to either party without the prior written consent of the other party.

     6.8 Entire Understanding; Termination of Prior Agreements. This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein. All prior agreements relating to the subject matter hereof are hereby superseded in their entirety and shall be of no further force or effect.

     6.9 Executive’s Representations. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

     6.10 Survivorship. Unless specifically stated to the contrary in this Agreement, the rights and obligations of the Executive and Company set forth herein shall continue beyond the term of this Agreement, including, but not by way of limitation, the Company’s obligations under Sections 2.4, 4.3, and the Company’s rights under Article V.

     6.11 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California applicable to contracts executed and wholly performed within such state.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TEKNIK DIGITAL ARTS, INC. A Nevada corporation

By:

Name:

Title:

EXECUTIVE

Corey Comstock

Exhibit “A”

Dispute Resolution

The parties hereby agree to refer any and all disputes arising under or related to this Agreement and/or the transactions contemplated under this Agreement to the American Arbitration Association in Irvine, California. The parties further agree that the dispute shall be referred to a panel of three arbitrators in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association, in effect on the date that a demand for arbitration is made. The three arbitrators shall be appointed as follows: Each party may select one arbitrator and thereafter these two shall select the third and final arbitrator. If the two selected arbitrators cannot agree upon the third arbitrator within five (5) days of their selection, then the third and final arbitrator shall be selected by and according to the Arbitration Rules. Once appointed, the arbitrators shall appoint a time and place for a pre-hearing status conference not more than fourteen (14) days from the date of their appointment, and shall appoint a time and place for a final hearing not more than forty-five days from the date of the status conference. The final hearing shall be concluded no later than thirty (30) days after its commencement. The party that demands arbitration shall specify in writing the matter or issue to be submitted to arbitration. The arbitrators shall render a single written decision setting forth an award and stating with reasonable detail the reasons for the decision or award reached. Any cash component of the award shall be payable in United States dollars through a bank in the United States. Each party shall bear its own costs of preparing for and presenting its case to the arbitration panel, and the cost of the arbitration, including the fees and expenses of the arbitrators shall be equally shared by the parties.